Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 8-K of Empeiria Acquisition Corp. of our report dated March 14, 2012, relating to the balance sheet of Empeiria Acquisition Corp. (a development stage company) as of December 31, 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 24, 2011 (date of inception) to December 31, 2011.

/s/ Rothstein Kass

Roseland, New Jersey

December 20, 2012